Exhibit 5.1

July 28, 2004

Board of Directors

Bancshares of Florida, Inc.

1185 Immokalee Road

Naples, FL 34110

RE:	Bancshares of Florida, Inc. Registration Statement on Form SB-2

for 287,833 Shares of Common Stock and 333 Warrants.

Ladies and Gentlemen:

We have acted as counsel for Bancshares of Florida, Inc. (“Bancshares”) in connection with the proposed public offering of the shares of its $.01 par value Common Stock covered by the above-described Registration Statement.

In connection therewith, we have examined the following:

(1)	The Articles of Incorporation of Bancshares, as filed with the Secretary of State of Florida;

(2)	The Bylaws of Bancshares;

(3)	The minutes of a Bancshares’ Board of Directors meeting, authorizing the sale of up to 287,833 shares of Bancshares common stock and the issuance of 333 warrants to purchase one share of common stock;

(4)	Certificate of Active Status with respect to Bancshares, issued by the Secretary of State of the State of Florida; and

(5)	The Registration Statement, including all exhibits thereto.

Based upon such examination and upon examination of such other instruments and records as we have deemed necessary, we are of the opinion that:

A.	Bancshares has been duly incorporated and is validly existing under the laws of the State of Florida.

B.	The 287,833 shares of $.01 par value common stock and 333 warrants to purchase one share of common stock covered by the Registration Statement have been legally authorized and when issued in accordance with the terms described in said Registration Statement, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the aforementioned Registration Statement on Form SB-2 and to the reference to this firm under the caption “Legal Matters” in the prospectus. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission thereunder.

For the firm

/s/ Herbert D. Haughton

Herbert D. Haughton